Exhibit 99.1

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 Company Reports Third Quarter Results In Line With Annual Guidance

SAN DIEGO, July 8 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2009 of $68.8 million, a decrease of 16.2% from the third quarter last year. Year-to-date net sales were $214.3 million, down 10.8% from the same period last year.

Net income for the third quarter was $6.9 million, down 14.6% compared to the prior year’s quarter. Year-to-date net income was $18.7 million, a decrease of 18.7%.

“Although we have certainly seen the impact of the overall weakness in the global economy and have had significant negative impacts due to foreign currency exchange rates, we are pleased with our results given the environment and are confident about the future,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “In constant currency we have seen relatively flat sales and net income, we continue to have a strong balance sheet, limited debt, good cash flows and minimal capital requirements, and we are on track to end the year within the range of our estimates.”

The Company’s constant currency disclosures represent the translation of the Company’s current fiscal year revenues and expenses from the functional currencies of WD-40 Company subsidiaries to U.S. dollars utilizing the exchange rates in effect for the corresponding period of the prior fiscal year.

Year-to-date net income was also impacted by a $2.8 million brand valuation charge against the Carpet Fresh(R) brand indefinite-lived intangible asset.

Third quarter multi-purpose maintenance products sales, which include the WD-40(R) and 3-IN-ONE(R) brands, were $52.6 million, down 14.1% versus the same quarter last year, and $165.5 million for the year-to-date, down 6.9%. Home care and cleaning products sales, which include all of our other brands, were $16.3 million for the third quarter, down 22.3%, and were $48.7 million year-to-date, down 21.9%.

Americas third quarter sales were $41.1 million, down 15.5% compared to the third quarter last year and were $123.8 million year-to-date, down 7.6%. Europe sales in the third quarter were $21.7 million, down 17.4% and were $71.4 million year-to-date, down 15.5%. Asia-Pacific sales were $6.1 million in the third quarter, down 16.0% and were $19.0 million year-to-date, down 12.3%.

“While we have seen declines across the globe, we still have a great number of opportunities in developing markets,” Ridge said. “There are still lots of squeaks in China and rust in Russia and other problems our end-users face in many other markets that could benefit from a little WD-40 and our other brands.”

Earnings per share were $0.41 in the third quarter, compared to $0.49 per share for the same quarter last year. Through nine months, earnings per share were $1.12 compared to $1.36 in the same period last year.

In the quarter, foreign exchange rates negatively affected net sales by $9.6 million and negatively affected net income by $0.7 million. Through nine months, foreign exchange rates negatively impacted sales by $23.5 million and net income by $3.3 million.

Gross margin was 50.9% in the third quarter compared to 46.5% in the same quarter last year, an increase of 4.4 percentage points. For the year-to-date, gross margin was 48.7%, compared to 47.4% in the same period last year.

“Our gross margin was positively impacted by a variety of factors, including price increases we have implemented over the past year to offset rising costs of components and raw materials, and benefits from changes and investments related to our supply chain,” Ridge said. “While we also had a benefit from declining oil prices, this was offset by the higher cost of tinplate we use in our cans, which has gone up nearly 40% this year in the U.S alone.”

Advertising and sales promotion expenses were up 22.6% for the third quarter compared to the same period last year and were up 0.8% for the year-to-date.

“We recently launched WD-40 Trigger Pro™, a new, non-aerosol delivery system for the WD-40 brand to meet the needs of industrial users, and we are currently introducing a new line of specialty lubricant and maintenance products, developed specifically for industrial end-users as well,” Ridge added. “We will also continue to invest in advertising and sales promotion for our brands and expect these expenses to be in the range of 6.5% to 7.5% of sales for the year.”

Selling, general and administrative expenses were down 14.1% in the third quarter to $18.4 million and were down 9.0% for the year-to-date to $57.4 million.

As previously announced, the WD-40 Company board of directors declared on Tuesday, June 23, 2009 the regular quarterly dividend of $0.25 per share, payable July 31, 2009 to stockholders of record on July 17, 2009.

Updated Fiscal Year 2009 Guidance

WD-40 Company now expects fiscal year 2009 net sales of $283.0 million to $290.0 million. The company expects net income of $24.2 million to $25.9 million, which would achieve earnings per share of $1.45 to $1.55 based on an estimated 16.7 million shares outstanding. The net income range includes negative foreign currency exchange impact of $4.3 million or $0.25 per share.

WD-40 Company’s 10-Q will be filed on July 9, 2009.

WD-40 Company, with headquarters in San Diego, is a global consumer product company dedicated to delivering unique, high value and easy-to-use solutions for a wide variety of maintenance needs of doer and on-the-job users by leveraging and building the brand fortress of the Company. The Company markets two multi-purpose maintenance product brands, WD-40(R), and 3-IN-ONE(R), and eight homecare and cleaning product brands, X-14(R) hard surface cleaners and automatic toilet bowl cleaners, 2000 Flushes(R) automatic toilet bowl cleaners, Carpet Fresh(R ) and No Vac (R) rug and room deodorizers, Spot Shot(R) aerosol and liquid carpet stain removers, 1001(R) carpet and household cleaners and rug and room deodorizers, and Lava (R) and Solvol (R) heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $317.1 million in fiscal year 2008. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign exchange rates and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Net sales	$68,816	$82,104	$214,250	$240,202
Cost of products sold(1)	33,821	43,921	109,873	126,409

Gross profit	34,995	38,183	104,377	113,793

Operating expenses:
Selling, general and administrative	18,412	21,446	57,365	63,014
Advertising and sales promotion	5,321	4,339	15,338	15,222
Amortization of definite-lived intangible asset	107	147	346	449
Impairment of indefinite-lived intangible asset	—	—	2,760	—

Total operating expenses	23,840	25,932	75,809	78,685

Income from operations	11,155	12,251	28,568	35,108

Other (expense) income:
Interest expense, net	(568)	(433)	(1,518)	(1,229)
Other (expense) income, net	(157)	212	544	753

Income before income taxes	10,430	12,030	27,594	34,632

Provision for income taxes	3,533	3,957	8,929	11,663

Net income	$6,897	$8,073	$18,665	$22,969

Earnings per common share:
Basic	$0.42	$0.49	$1.13	$1.38

Diluted	$0.41	$0.49	$1.12	$1.36

Shares used in per share calculations:
Basic	16,501,046	16,430,730	16,499,159	16,700,457

Diluted	16,646,416	16,580,339	16,656,610	16,880,556

Dividends declared per share	$0.25	$0.25	$0.75	$0.75

(1)

Includes cost of products acquired from related party of $3,830 and $5,927 for the three months ended May 31, 2009 and 2008, respectively; and $11,550 and $17,104 for the nine months ended May 31, 2009 and 2008, respectively

WD-40 Company

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share amounts)

	May 31, 2009	August 31, 2008
Assets

Cash and cash equivalents	$36,225	$41,983
Trade accounts receivable, less allowance for doubtful accounts of $849 and $486 at May 31, 2009 and August 31, 2008, respectively	44,003	49,271
Product held at contract packagers	2,095	2,453
Inventories	17,299	18,280
Current deferred tax assets, net	4,026	4,045
Other current assets	3,571	3,453

Total current assets	107,219	119,485

Property, plant and equipment, net	11,358	11,309
Goodwill	95,338	95,909
Other intangible assets, net	36,180	39,992
Other assets	3,873	3,543
Investment in related party	—	435

Total assets	$253,968	$270,673

Liabilities and Shareholders’ Equity

Accounts payable	$10,948	$22,985
Accounts payable to related party	227	547
Accrued liabilities	14,897	13,143
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	4,812	6,084
Income taxes payable	2,409	1,090

Total current liabilities	44,007	54,563

Long-term debt	21,429	32,143
Long-term deferred tax liabilities, net	18,369	16,876
Deferred employee benefits and other long-term liabilities	3,077	3,099

Total liabilities	86,882	106,681

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,064,544 and 18,041,715 shares issued at May 31, 2009 and August 31, 2008, respectively; and 16,501,046 and 16,478,217 shares outstanding at May 31, 2009 and August 31, 2008, respectively	18	18
Additional paid-in capital	85,479	82,647
Retained earnings	134,883	128,627
Accumulated other comprehensive (loss) income	(3,228)	2,766
Common stock held in treasury, at cost — 1,563,498 shares	(50,066)	(50,066)

Total shareholders’ equity	167,086	163,992

Total liabilities and shareholders’ equity	$253,968	$270,673

WD-40 Company

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Nine Months Ended May 31,
	2009	2008
Operating activities:
Net income	$18,665	$22,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,733	2,799
Impairment of indefinite-lived intangible asset	2,760	—
Net gains on sales and disposals of property and equipment	(48)	(6)
Deferred income tax expense	1,616	417
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(14)	(158)
Equity losses from related party	435	248
Stock-based compensation	2,174	1,887
Provision for bad debts	625	182
Changes in assets and liabilities:
Trade accounts receivable	1,792	(5,129)
Product held at contract packagers	358	(363)
Inventories	548	(4,036)
Other assets	(979)	360
Accounts payable and accrued expenses and liabilities	(9,612)	(4,560)
Accounts payable to related party	(320)	(1,141)
Income taxes payable	1,525	3,219
Deferred employee benefits and other long-term liabilities	(10)	1,724

Net cash provided by operating activities	22,248	18,412

Investing activities:
Capital expenditures	(2,666)	(4,351)
Proceeds from sales of property and equipment	208	142
Purchases of marketable securities	—	(76,175)
Proceeds from sales of marketable securities	—	76,175

Net cash used in investing activities	(2,458)	(4,209)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from issuance of common stock	640	3,278
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	14	158
Dividends paid	(12,409)	(12,572)
Treasury stock purchases	—	(17,720)

Net cash used in financing activities	(22,469)	(37,570)

Effect of exchange rate changes on cash and cash equivalents	(3,079)	(164)

Net decrease in cash and cash equivalents	(5,758)	(23,531)

Cash and cash equivalents at beginning of period	41,983	61,078

Cash and cash equivalents at end of period	$36,225	$37,547

WD-40 Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited and in thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Net income	$6,897	8,073	$18,665	22,969

Other comprehensive income (loss):
Equity Adjustment from foreign currency translation, net of tax	5,247	(151)	(5,994)	(482)

Other, net of tax	—	89	—	89

Total comprehensive income	$12,144	$8,011	$12,671	$22,576